Exhibit 99.1

For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	General Info: Marilynn Meek Financial Relations Board 212-827-3773 mmeek@financialrelationsboard.com Investor Info: Susan Garland 212-827-3775 sgarland@financialrelationsboard.com

CELSION CORPORATION REPORTS THIRD QUARTER

2005 FINANCIAL RESULTS

Company Reports Revenue of $3.2 Million for Quarter. Net Loss reduced by 41%.

Columbia, MD – November 9, 2005: CELSION CORPORATION (AMEX: CLN) today announced financial results for its third quarter ended September 30, 2005. The Company reported revenue of $3.2 million for the quarter, compared to $0.5 million for the third quarter of 2004.

The Company recorded a net loss for the third quarter of $2.0 million, or $0.01 per basic and diluted share, compared to a net loss of $3.3 million, or $0.02 per basic and diluted share for the comparable quarter in 2004. The increase in revenues and reduction in the net loss for the quarter and year to date was primarily due to income generated from the sale of Prolieve™ control units and catheters.

Revenue for the nine months ended September 30, 2005 was $8.0 million, compared to $1.1 million in the comparable period in 2004. Net loss for the nine months was $6.6 million, or $0.04 per basic and diluted share, compared to $10.9 million, or $0.07 per basic and diluted share in the first nine months of 2004

Dr. Lawrence Olanoff, Celsion’s Chief Executive Officer, commented, “We are very encouraged by these results. Prolieve sales continue to be strong. We expect to see this progress continue and as a result we are increasing our guidance for 2005 annual sales from our current estimate of $10 million to $12 million. We are making good progress in our ThermoDox liver cancer Phase I trial, having recently completed the third cohort of patients. Additionally, we have agreed to fund a Phase I dose escalation study in recurrent chest wall breast cancer at Duke University Medical Center and we expect to start enrolling patients in this study early in 2006.”

About Celsion: The Prolieve Thermodilatation system is a minimally invasive transurethral microwave system which combines a transurethral microwave thermotherapy device with pressure applied by a balloon catheter.

Prolieve is marketed, in the United States under an exclusive distribution agreement, with Boston Scientific Corporation.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

-Financial Tables Follow-

Celsion Corporation

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2005	2004	2005
Revenues	$540	$3,206	$1,083	$7,972
Cost of sales	473	2,187	897	5,385

Gross margin	67	1,019	186	2,587

Operating expenses
Research & development	2,974	2,294	8,946	6,998
General & administrative	602	810	2,538	2,648

Total Operating expenses	3,576	3,104	11,484	9,646

Loss from operations	(3,509)	(2,085)	(11,298)	(7,059)

Other income/(expense)
License fee amortization	143	143	333	429
Interest income, net	66	10	165	136
Loss from investment in Celsion China Ltd	11	22	48	67

Net loss before income taxes	(3,311)	(1,954)	(10,848)	(6,561)

Income taxes	—	—	—	—

Net loss	$(3,311)	$(1,954)	$(10,848)	$(6,561)

Net loss per common share (basic and diluted)	$(0.02)	$(0.01)	$(0.07)	$(0.04)

Weighted average shares outstanding	160,639,842	160,601,600	158,062,867	160,897,950

Celsion Corporation

Condensed Balance Sheets

(in thousands)

	December 31 2004	September 30 2005
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$10,484	$9,255
Accounts receivable	783	876
Inventory	2,202	4,008
Prepaid expenses	679	510

Total current assets	14,148	14,648
Property and equipment, net	682	593
Investment in Celsion China, Ltd.	108	41
Escrow account - license fee	2,007	2,036
Other assets	107	60

Total assets	$17052	$17,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$819	$1,622
Accrued expenses	738	1,128
Deferred income	571	571

Total current liabilities	2,128	3,321
Loan Payable		6,056
Deferred revenue	2,952	2,524

Total liabilities	5,080	11,901

Stockholders’ equity
Common stock	1,608	1,609
Additional paid-in capital	84,581	84,648
Accumulated deficit	(74,217)	(80,779)

Total stockholders’ equity	11,972	5,478

Total liabilities and stockholders’ equity	$17,052	$17,379

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